As filed with the Securities and Exchange Commission on May 9, 2014

Registration No. 333-195783

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 1 to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Ekso Bionics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	3841	99-0367049
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

1-203-723-EKSO (-3576)

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Mr. Nathan Harding, CEO

Ekso Bionics Holdings, Inc.

1414 Harbour Way South, Suite 1201

Richmond, California 94804

1-510-984-1761

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Barrett S. DiPaolo

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

(212) 400-6900

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.001 per share	67,134,768 shares	$2.695	$180,928,199.76	$23,303.55

(1)	Consists of (a) 31,079,768 outstanding shares of the registrant’s common stock and (b) 36,055,000 shares of the registrant’s common stock issuable upon exercise of common stock purchase warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent that such common stock purchase warrants provide for a change in the number of shares of common stock into which they are convertible or for which they are exercisable to prevent dilution resulting from stock splits, stock dividends, or similar transactions, this registration statement shall be deemed to cover such additional shares of common stock issuable in connection with any such provision.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock as reported by OTC Markets on May 5, 2014. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to Registration Statement on Form S-1 of Ekso Bionics Holdings, Inc. (the”Company”), is being filed solely to revise Item 16 “Exhibits” and to furnish Interactive Data Files, Exhibits 101 through 101.pre.

Except as described above, no changes have been made to the Registration Statement.

Item 16.  Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement.

In reviewing the agreements included (or incorporated by reference) as exhibits to this registration statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements.  The agreements may contain representations and warranties by each of the parties to the applicable agreement.  These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

II-1

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.  Additional information about us may be found elsewhere in this registration statement and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger and Reorganization, dated as of January 15, 2014, by and among the Registrant, Acquisition Sub and Ekso Bionics, Inc.

3.1	Articles of Incorporation of the Registrant (incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on May 8, 2012)

3.2*	Certificate of Amendment of Articles of Incorporation of the Registrant

3.3*	Certificate of Merger of Ekso Bionics, Inc., with and into Acquisition Sub, filed January 15, 2014

3.4*	By-Laws of the Registrant

5.1***	Legal Opinion of Gottbetter & Partners, LLP

10.1 *	Indemnification Shares Escrow Agreement, dated as of January 15, 2014, by and among the Registrant, Nathan Harding and Gottbetter & Partners, LLP, as escrow agent

10.2 *	Split-Off Agreement, dated as of January 15, 2014, by and among the Registrant, PN Med Split Off Corp, Pedro Perez Niklitschek and Miguel Molina Urra

10.3 *	General Release Agreement, dated as of January 15, 2014, by and among the Registrant, PN Med Split Off Corp, Pedro Perez Niklitschek and Miguel Molina Urra

10.4 *	Form of Lock-Up and No Short Selling Agreement between the Registrant and the officers, directors and shareholders party thereto

10.5 *	Form of Subscription Agreement between the Registrant and the investors party thereto

10.6 *	Form of Bridge Warrant and Warrant issued to Ekso Bionics’ prior lender for Common Stock of the Registrant

10.7 *	Form of Bridge Agent Warrant for Common Stock of the Registrant

10.8 *	Form of PPO Warrant for Common Stock of the Registrant

10.9 *	Form of PPO Agent Warrant for Common Stock of the Registrant

10.10 *	Form of Registration Rights Agreement

10.11 *	Placement Agency Agreement, dated December 5, 2013, between the Registrant and Gottbetter Capital Markets, LLC

10.12 *†	The Registrant’s 2014 Equity Incentive Plan

10.13 *	Form of Director Option Agreement under 2014 Equity Incentive Plan

10.14 *†	Form of Employee Option Agreement under 2014 Equity Incentive Plan

10.15 *†	Employment Agreement, dated as of January 15, 2014, between the Registrant and Nathan Harding

II-2

Exhibit Number	Description
10.16 *†	Employment Agreement, dated as of January 15, 2014, between the Registrant and Max Scheder-Bieschin

10.17 *†	Employment Agreement, dated as of January 15, 2014, between the Registrant and Russ Angold

10.18 *†	Employment Agreement, dated as of January 15, 2014, between the Registrant and Frank Moreman

10.19 *	Exclusive License Agreement, dated as of November 15, 2005, by and between The Regents of the University of California and Berkeley ExoTech, Inc., d/b/a Berkeley ExoWorks

10.20 *	Exclusive License Agreement, dated as of July 14, 2008, by and between The Regents of the University of California and Berkeley ExoTech, Inc., d/b/a/ Berkeley Bionics and formerly d/b/a Berkeley ExoWorks (as amended by Amendment #1 to Exclusive License Agreement, dated as of May 20, 2009, by and between The Regents of the University of California and Berkeley Bionics)

10.21 *	Lease, dated as of November 29, 2011, by and between FPOC, LLC and Berkeley Bionics, Inc., d/b/a Ekso Bionics

10.22 *	Letter Agreement, dated as of November 12, 2013, by and between Gravitas Partners Ltd., Premium Capital Partners Ltd., and Ekso Bionics, Inc.

10.23 *	Director Nomination Agreement dated as of January 15, 2013, among the Registrant, Ekso Bionics and CNI Commercial LLC

10.24 *	Form of Ekso Bionics’ Warrant to purchase shares of its common stock (converted under the Merger Agreement into warrants to purchase shares of the Registrant’s Common Stock)

10.25 **	Government Field Cross License Agreement dated as of July 1, 2013 between Ekso Bionics and Lockheed Martin Corporation

10.26 **	Medical License Agreement dated as of July 1, 2013 between Ekso Bionics and Lockheed Martin Corporation

10.27 **	Cross License Agreement dated as of July 1, 2013 between Ekso Bionics and Lockheed Martin Corporation

21.1***	Subsidiaries of the Registrant

23.1***	Consent of Independent Registered Public Accounting Firm

16.1	Letter from Silberstein Ungar, PLLC CPAs to the Securities and Exchange Commission (incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on January 28, 2014)

101 §	Interactive Data Files of Financial Statements and Notes.
101.ins §	Instant Document
101.sch §	XBRL Taxonomy Schema Document
101.cal §	XBRL Taxonomy Calculation Linkbase Document
101.def §	XBRL Taxonomy Definition Linkbase Document
101.lab §	XBRL Taxonomy Label Linkbase Document
101.pre §	XBRL Taxonomy Presentation Linkbase Document

*	Incorporated by reference from identically numbered exhibit filed with the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2013.

**	Incorporated by reference from identically numbered exhibit filed with the Company’s Amendment No. 2 to Current Report on Form 8-K/A filed with the SEC on March 31, 2013. Confidential treatment has been requested as to certain portions of this Exhibit. Such portions have been omitted and filed separately with the Securities and Exchange Commission.

***	Previously filed .

†	Management contract or compensatory plan or arrangement

§

 Furnished herewith. Pursuant to Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed part of a registration statement, prospectus or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.

II-3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, California, on May 9, 2014.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Nathan Harding
Name:	Nathan Harding
Title:	Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Director and Chairman of the Board	May 9, 2014
Steven Sherman

*	Director and Chief Executive Officer	May 9, 2014
Nathan Harding	(principal executive officer)

*	Director	May 9, 2014
Dan Boren

*	Director	May 9, 2014
Marilyn Hamilton

*	Director	May 9, 2014
Jack Peurach

/s/ Max Scheder-Bieschin	Chief Financial Officer	May 9, 2014
Max Scheder-Bieschin	(principal financial officer and principal accounting officer)

*	By:	/s/ Max Scheder-Bieschin
Max Scheder-Bieschin Attorney-in-fact

II-4